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     This Merger Agreement (the "Agreement") is entered into this 6th day of
March, 1998, by and between MICROLYTICS, INC., a Delaware corporation ("Microlytics"), and SANTI GROUP, INC., a Delaware corporation ("SanTi").

                                   WITNESSETH:

     WHEREAS, the parties hereto desire to merge SanTi with and into Microlytics (the "Merger") in accordance with the General Corporation Law of the State of Delaware and pursuant to Microlytics' Plan of Reorganization in the United States Bankruptcy Court, Western District of New York ("Bankruptcy Court");

     NOW, THEREFORE, in consideration of the premises, covenants, representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 THE MERGER. On the Effective Date, SanTi and its wholly-owned subsidiaries, shall be merged with and into Microlytics, the separate existence of SanTi shall thereupon cease and all of the rights, privileges, powers, franchises, properties and assets of SanTi shall be vested in Microlytics. All wholly-owned subsidiaries of SanTi shall become wholly-owned subsidiaries of Microlytics. The identity, existence, rights, privileges, powers, franchises, properties and assets of Microlytics shall continue unaffected and unimpaired by the Merger.

     1.2 EFFECTIVE DATE OF THE MERGER. The Merger shall become effective on the date of filing of an executed counterpart of this Agreement, together with a duly executed Certificate pursuant to Section 251 of the Delaware General Corporation Law, with the Secretary of State of Delaware and upon Confirmation of the Plan of Reorganization by the Bankruptcy Court ("Effective Date").

     1.3 FURTHER ASSURANCES. If at any time after the Effective Date but as a result of actions taken by Microlytics or SanTi arising out of matters occurring prior to the Effective Date of the Merger, Microlytics shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Microlytics its right, title or interest in, to or under any of the rights, properties or assets of SanTi acquired or to be acquired by Microlytics as a result of, or in connection with, the Merger or otherwise to effectuate this Agreement, the officers and directors of Microlytics shall and will be authorized to execute and deliver, in the name and on behalf of SanTi or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do,

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in the name and on behalf of SanTi or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Microlytics or otherwise to effectuate this Agreement.

                                   ARTICLE II
                ARTICLES OF INCORPORATION, DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION; DIRECTORS AND OFFICERS. The Articles of Incorporation of Microlytics in effect as of the Effective Date shall remain the Articles of Incorporation of Microlytics, unless and until the same are altered, amended or repealed. It is anticipated that restated Articles of Incorporation for Microlytics be made a part of the Plan of Reorganization and the content of said restated Articles be determined solely by Santi. The directors of Microlytics immediately after the Effective Date shall be: Raymond Cash, Chairman, Rock Payne, Joyce Bone, Donald F. Moorehead, Jr. and Elroy G. Roelke. The board shall elect officers at the first board meeting following the Effective Date. On the Effective Date, the corporate name shall be changed to SanTi Group, Inc.

                                   ARTICLE III
                               TERMS OF THE MERGER

     3.1 CONVERSION OF MICROLYTICS STOCK. As of the Effective Date, by virtue of the Merger, in accordance with the election of the SanTi shareholders but without any other action on the part of any SanTi shareholder, each outstanding share of Common Stock, $.0001 par value per share, of SanTi (the "SanTi Stock") shall be converted into the right to receive 1 share of Common Stock, $.01 par value per share, of Microlytics ("Microlytics Stock"). (These exchange ratios are after a 400 to 1 reverse split of Microlytics Stock pursuant to the Plan or Reorganization).

         (a) All SanTi Common Shares that are held by SanTi as treasury shares shall be cancelled and no shares of SanTi shall be delivered in exchange therefor under this Agreement.

         (b) Each outstanding SanTi common share shall be exchanged for 1 common share of Microlytics, for an aggregate of approximately 5,125,879 Microlytics Shares representing approximately 84.3% of the Microlytics Shares issued and outstanding on the Effective Date. A pro forma capitalization schedule is attached hereto as Exhibit A.

         (c) All SanTi options and warrants existing on the Effective Date shall by virtue of the Merger in accordance with the election of each SanTi Optionholder (collectively the "SanTi Optionholders") be converted into an option to receive Microlytics shares pursuant to the ratio specified in Section 3.1(b) above.


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     3.2 SURRENDER OF SANTI COMMON SHARES. On the date hereof, each shareholder of SanTi whose SanTi Stock is to be exchanged for Microlytics Stock pursuant to
Section 3.1(b), will surrender to Founders Equity Group, Inc. (the "Exchange Agent") one or more certificates for such SanTi Stock for cancellation on the Effective Date of the Merger, and upon such cancellation, each shareholder of SanTi will receive from Microlytics or its transfer agent certificates representing the number of shares of Microlytics Stock to be issued in respect of the aggregate number of shares of SanTi Stock previously represented by the share certificates surrendered. No dividends which might thereafter be declared will be paid to persons entitled to receive certificates for Microlytics Stock unless and until such persons surrender their certificates for SanTi Stock. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a shareholder of SanTi for any Microlytics Stock or dividend thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.3 MICROLYTICS STOCK. Each share of Microlytics Common Stock which is outstanding immediately prior to the Merger shall continue to remain outstanding subject to the provisions of Section 3.1 above.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF MICROLYTICS

     Microlytics hereby represents and warrants to Microlytics and SanTi as follows:

     4.1 ORGANIZATION AND QUALIFICATION. Microlytics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Microlytics has all requisite corporate power and authority to carry on its business as it is now being conducted and to own or lease its properties and assets. Microlytics is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on Microlytics taken as a whole. Microlytics has heretofore delivered to SanTi complete and correct copies of its Certificate of Incorporation each as amended and currently in effect.

     4.2 CAPITALIZATION. The authorized capital stock of Microlytics consists of 125,000,000 shares of Common Stock, $.01 par value per share. As of the date hereof and after the 400 to 1 reverse split completed in the Plan or Reorganization, 933,690 shares of Microlytics Stock are issued and outstanding. No shares of Common Stock are held as treasury shares and other than 500,000 three year warrants exercisable at $2.50 issued pursuant to the Plan of Reorganization, there are no options, warrants, derivative securities, rights or calls related capital stock of Microlytics. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Microlytics has previously delivered to SanTi true, correct and complete


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copies of its stock record books, which stock record books accurately reflect the record and beneficial ownership of the issued and outstanding shares of Microlytics Stock.

     4.3 AUTHORIZATION. Microlytics has all requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. Subject to the approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby, (a) the execution and delivery of this Agreement and the due consummation by Microlytics of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Microlytics, and (b) this Agreement constitutes (and each other document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Microlytics enforceable in accordance with its terms.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF SANTI

     SanTi hereby represents and warrants to Microlytics as follows:

     5.1 ORGANIZATION AND QUALIFICATION. SanTi is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SanTi has all requisite corporate power and authority to carry on its business as it is now being conducted and to own or lease its properties and assets. SanTi is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on SanTi taken as a whole. SanTi has heretofore delivered to Microlytics complete and correct copies of its Certificate of Incorporation and By-Laws, each as amended and currently in effect.

     5.2 CAPITALIZATION. The authorized capital stock of SanTi consists of 100,000,000 shares of Common Stock, $.0001 par value per share. As of the date hereof, approximately 5,125,000 shares of SanTi Stock are issued and outstanding. No shares of SanTi Stock are held as treasury shares. The issued and outstanding shares of SanTi Stock are validly issued, fully paid and non-assessable. SanTi has previously delivered to Microlytics true, correct and complete copies of its stock record books, which stock record books accurately reflect the record and beneficial ownership of the issued and outstanding shares of SanTi Stock. Except as set forth on Schedule B attached hereto, there is no outstanding option, warrant, right, call, subscription or other agreement or commitment which (a) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of SanTi or any securities convertible or exchangeable into, or other rights to acquire, any shares of capital stock of SanTi, (b) obligates SanTi to grant, offer or enter into any of the foregoing, or (c) relates to the voting, transfer or control of such capital stock, securities or rights.


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     5.3 AUTHORIZATION. SanTi has all requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. Subject to the approval by the SanTi Shareholders of this Agreement and the transactions contemplated hereby, (a) the execution and delivery of this Agreement and the due consummation by SanTi of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SanTi, and (b) this Agreement constitutes (and each other document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of SanTi enforceable in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, reorganization, insolvency or other laws and court decisions relating to or affecting the enforcement of creditors' rights generally (including but not limited to statutory or other law regarding fraudulent transfers), and (ii) as to the availability of specific performance or other equitable remedies.

     5.4 NO CONFLICTS. The execution, delivery and performance of this Agreement by SanTi, and the consummation of the transactions contemplated hereby:

         (a) will not constitute a conflict with, breach or violation of or default (or an event which with notice or lapse of time or both would become a default) under: (i) SanTi's Certificate of Incorporation or By-Laws, each as amended to date, or (ii) any agreement, instrument, license, franchise or permit to which SanTi is subject or by which SanTi is bound, (iii) any order, writ, injunction or decree to which SanTi is subject or by which SanTi is bound; or
(iv) to the best of SanTi's knowledge, any law, rule or regulation to which SanTi is subject;

         (b) will not result in or give rise to an adverse claim against any shares of SanTi Stock; and

         (c) will not result in the creation of any lien, claim, charge or encumbrance on the properties or assets of SanTi (other than resulting from this Agreement);

     5.5 APPROVAL OF SHAREHOLDERS. SanTi shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the execution of this Agreement for the purpose of approving the Merger, this Agreement and all actions contemplated hereby which require the approval of the shareholders of SanTi. SanTi's Board of Directors will recommend to its shareholders, consistent with its fiduciary duties, approval of the transactions contemplated by this Agreement.


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                                   ARTICLE VI
                           MISCELLANEOUS MERGER ITEMS

     6.1 EXPENSES. Except as provided below, without regard to whether the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     6.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger and this Agreement, including but not limited to, using its best efforts to obtain all necessary waivers, consents, authorizations and approvals of or exemptions by any governmental authority, self-regulatory authority or third party, and effecting all necessary registrations and filings. In case any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Microlytics or SanTi, as the case may be, shall take all necessary action.

                                   ARTICLE VII
                                   CONDITIONS

     7.1 CONDITIONS TO OBLIGATIONS OF MICROLYTICS. Notwithstanding any other provision of this Agreement, each of the following shall be a condition to the obligation of Microlytics to consummate the Merger:

         (a) All of the representations and warranties made by Microlytics herein shall have been true as of the date of this Agreement and shall be true as of the Effective Date as though made on and as of the Effective Date, it being understood that all representations and warranties made by Microlytics herein, if specifically stated to be as of the date hereof, shall also be deemed to be made as of the Effective Date;

         (b) Microlytics shall have received the following documents from SanTi, all of which shall be in a form and substance reasonably acceptable to Microlytics and its counsel:

             (i) a certified copy of the resolutions adopted by SanTi's Board of Directors approving this Agreement and the transactions contemplated hereby and thereby;

             (ii) a certified copy of the resolutions adopted by the SanTi Shareholder approving the transactions contemplated hereby;

             (iii) a certificate of incumbency executed by the Secretary of SanTi indicating the current officers and directors of SanTi;


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             (iv)  certificate of good standing of SanTi from the Secretary of
State of Delaware, dated not more than ten (10) days prior to the Effective Date; and

             (vi) such other certificates, documents or instruments as Microlytics or its counsel may reasonably require'and

         (c) Microlytics shall have received such other certificates, documents and instruments as it shall have reasonably required.

     7.2 CONDITIONS TO OBLIGATIONS OF SANTI. Notwithstanding any other provisions of this Agreement, each of the following shall be a condition to the obligation of SanTi to consummate the Merger:

         (a) All of the representations and warranties made by Microlytics herein shall have been true as of the date of this Agreement and shall be true as of the Effective Date as though made on and as of the Effective Date, it being understood that all representations and warranties made by Microlytics herein, if specifically stated to be as of the date hereof, shall also be deemed to be made as of the Effective Date;

         (b) Microlytics shall have performed every obligation and complied with each agreement, covenant or condition required by this Agreement to be performed or complied with by them prior to or at the Effective Date;

         (c) SanTi shall have received the following documents from, all of which shall be in a form and substance acceptable to SanTi and its counsel:

             (i) a certified copy of the resolutions adopted by the Board of Directors of Microlytics approving this Agreement and the transactions contemplated hereby and thereby;

             (ii) certified copies of the order of the Bankruptcy approving the transactions contemplated hereby;

             (iii) certificate of good standing for Microlytics from the Secretary of State of Delaware, dated not more than ten (10) days prior to the Effective Date; and

             (iv) such other certificates, documents or instruments as SanTi or its counsel may reasonably require.

     7.3 MUTUAL CONDITIONS. Each of the following shall be a condition to the obligations of each of the parties to consummate the Merger:


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         (a) No preliminary or permanent injunction or other order by any federal or state court or other agency or body which prevents the consummation of the Merger shall have been issued and remain in effect, and there shall not have been instituted to be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality or court or any other person or entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; (ii) seeking to prohibit Microlytics's ownership or operation of all or a material portion of Microlytics's business or assets, or (iii) seeking to compel Microlytics to dispose of or hold separate all or a material portion of Microlytics's business or assets as a result of the Merger or otherwise;

         (b) There shall not have been any taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any United States federal or state government or governmental agency or instrumentality or court which would (i) prohibit Microlytics's ownership or operation of all or a material portion of Microlytics's business or assets, (ii) compel Microlytics to dispose of or hold separate all or a material portion of Microlytics's business or assets, as a result of the Merger or otherwise, (iii) render any party unable to consummate the Merger, or (iv) make such consummation illegal.

         (c) The Merger and this Agreement shall have been validly approved by the requisite vote of the shareholders of SanTi and the Bankruptcy Court.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the shareholders of SanTi and the Bankruptcy Court;

         (a) by Microlytics by notice to SanTi if any of the conditions set forth in Section 7.1 or 7.3 have not been fulfilled at or prior to the Closing; or

         (b) by SanTi by notice to Microlytics if any of the conditions set forth in Sections 7.2 or 7.3 have not been fulfilled at or prior to the Closing.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Microlytics or SanTi as provided above, this Agreement shall forthwith become void and, except for a willful breach, fraud or a breach of the provisions of Section 8.2 hereof, there shall be no liability hereunder on the part of Microlytics or SanTi or their respective officers or directors. Notwithstanding anything to the contrary set forth herein, the agreements with respect to expenses contained in Section 6.1 hereof shall survive the termination hereof.


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     8.3  AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the shareholders of SanTi and the Bankruptcy Court. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken by their respective Board of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements of the other parties or satisfaction of any of the conditions to its obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Notwithstanding anything to the contrary set forth herein, the following conditions precedent to the consummation of the Merger may not be waived by either party hereto: (i) the approval of the Merger and this Agreement by the Bankruptcy Court; and (ii) the execution by all necessary parties of this Agreement and the Certificates attendant thereto.

                                   ARTICLE IX
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as set forth in the last sentence of this Section 9.1, the parties agree that the representations and warranties in this Agreement or in any exhibit, disclosure schedule, certificate or other instrument delivered pursuant to this Agreement shall not survive the consummation of the Merger on the Effective Date. In the event that a fact or matter is discovered which the discovering party determines to be a breach of a representation or warranty, it shall promptly notify the other parties hereto in writing.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when mailed by registered or certified mail (return receipt requested and postage prepaid) to the following addresses (or at such other address for a party as shall be specified by like notice):


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          (a)  if to Microlytics, to:   Elroy G. Roelke, Esq.
                                        Microlytics, Inc.
                                        P. O. Box 2827
                                        Sherman, TX 75091

                      with a copy to:   James M. Jenkins, Esq.
                                        Harter, Secrest & Emery LLP
                                        700 Midtown Tower
                                        Rochester, New York 14604

          (b)  if to SanTi, to:         Raymond Cash
                                        SanTi Group, Inc.
                                        4696 Oakdale Road
                                        Smyrna, GA 30080

                      with a copy to:   Thomas J. Spackman, Jr., Esq.
                                        Founders Equity Group, Inc.
                                        2602 McKinney Avenue, Suite 220
                                        Dallas, TX 75204

     10.2 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware for agreements to be made and entered into in such State.

     10.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the maximum extent permitted by law and shall in no way be affected, impaired or invalidated.

     10.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any third parties any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware; and (e) may be executed in counterparts which together shall constitute a single agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first-above written.

MICROLYTICS, INC.


By: /s/ Elroy G. Roelke
   --------------------------------
     Elroy G. Roelke, Chairman



SANTI GROUP, INC.


By: /s/ Raymond Cash
   --------------------------------
     Raymond Cash, Chairman




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